Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Paul Surdez - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2016 FIRST QUARTER RESULTS
AND RAISES 2016 GUIDANCE

•	Q1 Net revenue of $2.3 billion, up 30% over last year

•	Q1 Diluted EPS of $1.55; Q1 Adjusted EPS of $2.02, up 15% over last year

•	2016 Adjusted EPS guidance raised to $8.55 - $8.95, up 8% to 13% over 2015

Burlington, NC, April 25, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2016.

“We are off to a terrific start to the year, highlighted by robust organic revenue growth and double-digit adjusted EPS growth in the quarter,” said David P. King, chairman and chief executive officer. “Broad-based demand for the services of LabCorp Diagnostics and Covance Drug Development is evidence of our customers’ enthusiasm for our differentiated offering. We continue to carry out our mission to improve health and improve lives through focus on three key strategic objectives - delivering world class diagnostics, bringing innovative medicines to patients faster and changing the way care is provided.”

Consolidated Results
Net revenue for the quarter was $2.30 billion, an increase of 29.5% over last year’s $1.77 billion.  The Covance acquisition contributed $687.3 million in net revenue during the quarter, compared to $267.2 million in the first quarter of 2015 following the date of closing on February 19, 2015, driving an increase of 23.7% year over year due to strong demand and the inclusion of Covance’s financial results for the entire quarter. LabCorp Diagnostics contributed the remainder of the increase of $102.8 million, or 5.8%, primarily due to solid organic growth and tuck-in acquisitions, partially offset by the impact from currency.

Operating income for the quarter was $301.9 million, compared to $132.4 million in the first quarter of 2015. The Company recorded restructuring charges and special items of $29.3 million in the quarter, compared to $138.7 million during the same period in 2015. Adjusted operating income (excluding amortization of $44.3 million, restructuring and special items) for the quarter was $375.5 million, or 16.4% of net revenue, compared to $302.2 million, or 17.1%, in the first quarter of 2015. The increase in adjusted operating income was primarily due to strong revenue growth and productivity, partially offset by personnel costs and bad debt. The decline in margin was primarily due to the mix impact from the inclusion of Covance’s financial results for the entire quarter.

Net earnings in the quarter were $160.2 million, or $1.55 per diluted share, compared to $3.1 million, or $0.04 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $2.02 in the quarter, an increase of 14.8% compared to $1.76 in the first quarter of 2015. The Company’s results included a net gain in the quarter of $0.05 per diluted share on the sale of investment securities from its venture fund.

Operating cash flow for the quarter was $123.0 million, compared to negative $86.9 million last year. The Company’s operating cash flow in the first quarter of 2015 was negatively impacted by $153.5 million in non-recurring items relating to the acquisition of Covance. Excluding these items, operating cash flow was $66.6 million last year. The increase in operating cash flow was primarily due to improved earnings. Capital expenditures totaled $71.4 million, compared to $33.8 million in the first quarter of 2015. As a result, free cash flow (operating cash flow less capital expenditures) was $51.6 million, compared to negative $120.7 million in the first quarter of 2015. Excluding non-recurring items, free cash flow was $32.8 million last year.

At the end of the quarter, the Company’s cash balance and total debt were $696.3 million and $6.4 billion, respectively. During the quarter, the Company invested $93.3 million in tuck-in acquisitions.

***

The following segment results are presented on a pro forma basis for all periods as if the acquisition of Covance closed on January 1, 2015 and exclude amortization, restructuring, special items and unallocated corporate expenses. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Pro Forma Segment Results

LabCorp Diagnostics
Net revenue for the quarter was $1.59 billion, an increase of 7.2% over $1.48 billion for the first quarter of 2015. The increase in net revenue was the result of organic volume growth (measured by requisitions), Beacon LBS, price, mix and tuck-in acquisitions, partially offset by currency. The increase in net revenue of 7.2% includes the benefit from Beacon LBS of 1.0%, and unfavorable foreign currency translation of 0.6%. Total volume (measured by requisitions) increased by 4.0% (organic volume of 3.4% and acquisition volume of 0.6%). Revenue per requisition increased by 2.7%.

Adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $310.3 million, or 19.5% of net revenue, compared to $289.6 million, or 19.5% of net revenue, in the first quarter of 2015. The increase was primarily due to volume, price, mix and productivity, partially offset by personnel costs and bad debt. Improvement in productivity was driven by Project LaunchPad, the Company’s business process improvement initiative, which remains on track to deliver net savings of $150 million through the three-year period ending in 2017.

Covance Drug Development
Net revenue for the quarter was $703.1 million, an increase of 12.6% over $624.6 million for the first quarter of 2015 due to broad-based demand. The stronger U.S. dollar negatively impacted year-over-year revenue growth by approximately 160 basis points. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue increased 17.9% year over year.

Adjusted operating income (excluding amortization, restructuring and special items) was $103.3 million, or 14.7% of net revenue, compared to $74.2 million, or 11.9% of net revenue, in the first quarter of 2015. The increase was primarily due to demand, productivity and cost synergies, partially offset by the expiration of the Sanofi site support agreement and personnel costs. The Company remains on track to deliver cost synergies of $100 million related to the acquisition of Covance through the three-year period ending in 2017.

During the quarter, net orders (gross orders less cancellations and reductions) were $830 million, representing a net book-to-bill of 1.18.

Outlook for 2016
The following updated guidance assumes foreign exchange rates effective as of March 31, 2016 for the remainder of the year.

•
Net revenue growth of 8.5% to 10.5% over 2015 net revenue of $8.51 billion, which includes the impact from approximately 40 basis points of negative currency. This is an increase from prior guidance of 7.5% to 9.5%, which included approximately 100 basis points of negative currency.

•
Net revenue growth in LabCorp Diagnostics of 4.0% to 5.5% over 2015 pro forma revenue of $6.21 billion, which includes the impact from approximately 20 basis points of negative currency. This is an increase from prior guidance of 3.5% to 5.5%, which included approximately 50 basis points of negative currency.

•
Net revenue growth in Covance Drug Development of 6.0% to 9.0% over 2015 pro forma revenue of $2.63 billion, which includes the impact from approximately 50 basis points of negative currency. This is an increase from prior guidance of 2.0% to 5.0%, which included approximately 200 basis points of negative currency. Excluding the impact from currency and the expiration of the Sanofi site support agreement, net revenue is expected to increase approximately 9% to 12%.

•	Adjusted EPS of $8.55 to $8.95, versus prior guidance of $8.45 to $8.85, and as compared to $7.91 last year.

•	Free cash flow (operating cash flow less capital expenditures) of $900 million to $950 million, an increase of approximately 24% to 31% over the prior year, unchanged from prior guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, and Free Cash Flow. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing its Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available on the Company's website at www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 877-809-9811 (330-863-3287 for international callers). The access code is 76080404. A telephone replay of the call will be available through May 2, 2016 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 76080404. A live online broadcast of LabCorp’s quarterly conference call on April 25, 2016 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 27, 2016.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended March 31,
	2016	2015

Net revenue	$2,295.2	$1,772.3
Reimbursable out-of-pocket expenses	72.8	20.9
Total revenues	2,368.0	1,793.2

Cost of revenue	1,517.9	1,147.2
Reimbursable out-of-pocket expenses	72.8	20.9
	1,590.7	1,168.1

Gross profit	777.3	625.1

Selling, general and administrative expenses	411.9	442.3
Amortization of intangibles and other assets	44.3	31.1
Restructuring and other special charges	19.2	19.3

Operating income	301.9	132.4

Other income (expense):
Interest expense	(54.5)	(104.3)
Equity method income, net	1.4	2.7
Investment income	0.5	0.6
Other, net	6.7	1.1
Earnings before income taxes	256.0	32.5

Provision for income taxes	95.5	29.1

Net earnings	160.5	3.4
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)
Net earnings attributable to Laboratory Corporation of America Holdings	$160.2	$3.1

Basic earnings per common share	$1.58	$0.04

Diluted earnings per common share	$1.55	$0.04

Weighted average basic shares outstanding	101.6	91.9

Weighted average diluted shares outstanding	103.6	93.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2016	2015
ASSETS:

Current assets:
Cash and cash equivalents	$696.3	$716.4
Accounts receivable, net of allowance for doubtful accounts of $232.9 and $217.0 at March 31, 2016 and December 31, 2015, respectively	1,328.5	1,217.9
Unbilled services	171.8	156.6
Supplies inventory	188.2	191.0
Prepaid expenses and other	360.1	339.3
Total current assets	2,744.9	2,621.2

Property, plant and equipment, net	1,771.7	1,747.4
Goodwill	6,249.5	6,152.6
Intangible assets, net	3,410.6	3,343.5
Joint venture partnerships and equity method investments	61.2	58.2
Deferred income tax assets	2.3	2.3
Other assets, net	167.4	150.0
Total assets	$14,407.6	$14,075.2

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$466.0	$497.4
Accrued expenses and other	584.9	633.1
Unearned revenue	166.4	146.1
Current portion of long-term debt	425.4	423.9
Total current liabilities	1,642.7	1,700.5

Long-term debt, less current portion	5,969.5	5,940.3
Deferred income taxes and other tax liabilities	1,290.2	1,207.1
Other liabilities	322.7	323.1
Total liabilities	9,225.1	9,171.0

Commitments and contingent liabilities	—	—
Noncontrolling interest	15.8	14.9

Shareholders' equity:
Common stock	12.0	12.0
Additional paid-in capital	2,022.8	1,974.5
Retained earnings	4,383.2	4,223.0
Less common stock held in treasury	(993.2)	(978.1)
Accumulated other comprehensive income	(258.1)	(342.1)
Total shareholders' equity	5,166.7	4,889.3
Total liabilities and shareholders' equity	$14,407.6	$14,075.2

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended March 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$160.2	$3.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	122.4	102.6
Stock compensation	31.8	26.3
Gain on sale of assets	(8.4)	(1.3)
Accreted interest on zero-coupon subordinated notes	0.5	0.5
Cumulative earnings less than (in excess of) distributions from equity affiliates	0.2	(1.2)
Asset impairment	—	14.8
Deferred income taxes	18.2	17.4
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable, net	(105.8)	(40.3)
Increase in unbilled services	(14.7)	(25.5)
Decrease in inventories	2.4	4.2
Increase in prepaid expenses and other	(22.5)	(7.7)
Decrease in accounts payable	(34.1)	(48.9)
Increase in deferred revenue	19.8	14.1
Decrease in accrued expenses and other	(47.0)	(145.0)
Net cash provided by (used for) operating activities	123.0	(86.9)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(71.4)	(33.8)
Proceeds from sale of assets	2.5	0.3
Proceeds from sale of investments	12.7	8.0
Investments in equity affiliates	(2.1)	(3.6)
Acquisition of businesses, net of cash acquired	(93.3)	(3,622.2)
Net cash used for investing activities	(151.6)	(3,651.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	2,900.0
Proceeds from term loan	—	1,000.0
Payments on term loan	—	(75.0)
Proceeds from revolving credit facilities	—	60.0
Proceeds from bridge loan	—	400.0
Payments on bridge loan	—	(400.0)
Payment on zero-coupon subordinated notes	—	(250.0)
Debt issuance costs	—	(37.1)
Payments on long-term lease obligations	(1.5)	(1.2)
Noncontrolling interest distributions	(1.3)	—
Deferred payments on acquisitions	(9.8)	—
Excess tax benefits from stock based compensation	4.6	2.5
Net proceeds from issuance of stock to employees	11.9	30.5
Net cash provided by financing activities	3.9	3,629.7
Effect of exchange rate changes on cash and cash equivalents	4.6	(25.1)
Net decrease in cash and cash equivalents	(20.1)	(133.6)
Cash and cash equivalents at beginning of period	716.4	580.0
Cash and cash equivalents at end of period	$696.3	$446.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended March 31,
	2016	2015

LabCorp Diagnostics
Net Revenue	$1,590.6	$1,483.3
Adjusted Operating Income	$310.3	$289.6
Adjusted Operating Margin	19.5%	19.5%

Covance Drug Development
Net Revenue	$703.1	$624.6
Adjusted Operating Income	$103.3	$74.2
Adjusted Operating Margin	14.7%	11.9%

Consolidated
Net Revenue	$2,293.6	$2,107.9

Adjusted Segment Operating Income	$413.5	$363.8
Unallocated corporate expense	(38.0)	(31.3)
Consolidated Adjusted Operating Income	$375.5	$332.5
Adjusted Operating Margin	16.4%	15.8%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the consolidated amounts are non-GAAP measures. The Consolidated Net Revenue and Adjusted Segment Operating Income are presented net of inter-segment transaction eliminations. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Notes to Condensed Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the periods ended March 31, 2016 and 2015 is presented for the sole purpose of helping the reader understand the segment presentation of the Company for the periods ended March 31, 2016 and 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the period ended March 31, 2015, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its clinical trials operations (which are part of the Covance Drug Development segment), and including the nutritional chemistry and food safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its nutritional chemistry and food safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp clinical trials operations. Unallocated corporate expenses represent general management and administrative expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
The following table reconciles the Company’s operating income that will be reported on its Form 10-Q for the three month periods ended March 31, 2016 and 2015, to total adjusted operating income as presented below:

(Dollars in Millions)	Three Months Ended March 31,
	2016	2015

Covance Inc. - pre-acquisition operating income as reported	$—	$—
Operating loss of Covance Inc. for the period January 1, 2015 through
February 19, 2015, prepared on its historical basis of accounting	—	(24.3)
Add-back restructuring costs	—	0.9
Acquisition-related costs	—	53.7
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$30.3

LabCorp - operating income, as reported	$301.9	$132.4
Acquisition-related costs	2.9	113.4
Restructuring and other special charges	19.2	19.3
Consulting fees and executive transition expenses	4.1	6.0
Wind-down of minimum volume contract operations	1.6	—
Project LaunchPad system implementation costs	1.5	—
Amortization of intangibles and other assets	44.3	31.1
	$375.5	$302.2

Total Consolidated Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$375.5	$332.5

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	For the Three Months Ended March 31,
	2016	2015

Adjusted Operating Income
Operating Income	$301.9	$132.4
Acquisition-related costs	2.9	113.4
Restructuring and other special charges	19.2	19.3
Consulting fees and executive transition expenses	4.1	6.0
Wind-down of minimum volume contract operations	1.6	—
Project LaunchPad system implementation costs	1.5	—
Amortization of intangibles and other assets	44.3	31.1
Adjusted operating income	$375.5	$302.2

Adjusted EPS
Diluted earnings per common share	$1.55	$0.04
Restructuring and special items	0.18	1.51
Amortization expense	0.29	0.21
Adjusted EPS	$2.02	$1.76

Free Cash Flow
Net cash provided by (used for) operating activities	$123.0	$(86.9)
Less: capital expenditures	(71.4)	(33.8)
Free cash flow	$51.6	$(120.7)

Free Cash Flow, Excluding Acquisition Related Charges
Net cash provided by (used for) operating activities	$123.0	$(86.9)
Add back: Acquisition-related charges	—	153.5
Net cash provided by operating activities, excluding acquisition-related charges	$123.0	$66.6
Less: Capital expenditures	(71.4)	(33.8)
Free cash flow, excluding acquisition-related charges	$51.6	$32.8

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the first quarter of 2016, the Company recorded net restructuring and other special charges of $19.2 million. The charges included $4.5 million in severance and other personnel costs along with $17.0 million in costs associated with facility closures and general integration initiatives. A substantial portion of these costs relate to the planned closure of duplicative data center operations. The Company reversed previously established reserves of $2.3 million in unused severance reserves primarily as the result of selling one of its minimum volume contract facilities to a third party. The Company incurred additional legal and other costs of $1.6 million relating to the wind-down of its minimum volume contract operations. The Company also recorded $1.7 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.2 million in short-term equity retention arrangements relating to the acquisition of Covance and $4.1 million of accelerated equity compensation relating to the announced retirement of a Company executive (all recorded in selling, general and administrative expenses). In addition, the Company incurred $1.5 million of non-capitalized costs associated with the implementation of a major system as part of its Project LaunchPad business process improvement initiative.

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2016, by $19.0 million and diluted earnings per share by $0.18 ($19.0 million divided by 103.6 million shares).

2)
During the first quarter of 2015, the Company recorded net restructuring and other special charges of $19.3 million. The charges included $3.2 million in severance and other personnel costs along with $1.3 million in costs associated with facility closures and general integration initiatives. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $6.0 million of consulting expenses relating to fees incurred as part of its Project LaunchPad business process improvement initiative.

The Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (all in SG&A in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in SG&A in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the quarter ended March 31, 2015, by $141.3 million and diluted earnings per share by $1.51 ($141.3 million divided by 93.8 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended March 31, 2016 and 2015, intangible amortization was $44.3 million and $31.1 million, respectively ($30.1 million and $20.1 million net of tax, respectively) and decreased EPS by $0.29 ($30.1 million divided by 103.6 million shares) and $0.21 ($20.1 million divided by 93.8 million shares), respectively.

4)
During the first quarter of 2015, the Company's operating cash flows were reduced due to payment of $153.5 million in acquisition-related charges. These payments were comprised of $75.5 million in legal and advisor fees, $40.6 million in accelerated Covance employee equity awards, and $37.4 million in make-whole payments triggered by calling Covance private placement notes outstanding at the time of the transaction.

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